EXHIBIT 10.24

CABLEVISION SYSTEMS CORPORATION

Executive Performance Incentive Plan

1. Purposes. The purpose of the Cablevision Systems Corporation Executive Performance Incentive Plan is to advance the interests of the Company and its shareholders by providing incentive compensation opportunities that will serve to attract, retain, motivate and reward key executives. Rewards under the Plan will be based on performance achievement relative to preestablished goals and objectives, thereby motivating participants to meet and exceed such goals and objectives.

2. Definitions. When used in this Plan, unless the context otherwise requires:

(a)           “Board of Directors” shall mean the Board of Directors of the Company.

(b)           “Committee” shall mean the Compensation Committee of the Board of Directors, as described in
Section 3.

(c)           “Company” shall mean Cablevision Systems Corporation, a Delaware corporation.

(d)           “Covered Employee” means, for any Plan Year, the Company’s Chief Executive Officer (or an individual acting in such capacity), any executive of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are “covered employees” under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year and any other executive of the Company or its subsidiaries designated by the Committee in its discretion.

(e)           “Earned Incentive Award” shall mean the annual incentive compensation deemed to have been earned (and, therefore, payable) at or after the end of the Plan Year on the basis of actual performance relative to the applicable Performance Criteria.

(f)            “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)           “Participant” shall mean a key executive of the Company who is selected by the Committee to be eligible to receive an award of annual incentive compensation under the Plan.

(h)           “Performance Criteria” shall mean a goal or goals established by the Committee and measured over the Plan Year, such goal(s) to constitute a requirement that must be met prior to the payment, of any award of incentive compensation under the Plan. The Performance Criteria to be used in determining awards of annual incentive compensation shall include one or more of the following: (i) earnings per share, (ii) total return to shareholders, (iii) return on investment, (iv) operating income or net income, (v) costs, (vi) results relative to budget, (vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xii) subscriber growth, (xiii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards , (xv) market share, (xvi) a specified increase in the publicly traded price of the Company’s Class A common stock, (xvii) a specified increase in the private market value of the Company, or (xviii) earnings before interest, taxes, depreciation and amortization (EBITDA). Performance measures may be relative to the Company or a subsidiary or a subdivision or other business unit of either, may be based on actual performance relative to budget or plan, or may be indexed to the performance of other companies.

(i)            “Plan” shall mean the Cablevision Systems Corporation Executive Performance Incentive Plan.

(j)            “Plan Year” shall mean the Company’s fiscal year.

(k)           “Target Award” shall mean the percentage of a Participant’s annual salary (or the equivalent dollar amount) established by the Committee pursuant to Section 4.

3. Administration. The Plan shall be administered by the Compensation Committee (or a subcommittee thereof), which shall consist of at least two members of the Board of Directors each of whom shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Committee shall have full authority, subject to the terms of the Plan, to select the individuals who shall be eligible for awards of incentive compensation under the Plan, to determine the Performance Criteria which will govern the earn-out of incentive compensation awards, to determine whether such Performance Criteria have been achieved and to set any other terms or conditions associated with incentive compensation awards. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan and to make such determinations and interpretations under and in connection with the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its shareholders and all Participants, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

4. Eligibility and Target Awards. Key executives of the Company and its subsidiaries who are Covered Employees, as determined annually by the Committee within 90 days after the beginning of each Plan Year, shall be eligible to receive awards of incentive compensation under the Plan. Target Awards shall be assigned by the Committee in conjunction with its determinations on eligibility. Target Awards may range from 10 percent of salary to 150 percent of salary.

5. Earned Incentive Awards. Within 90 days after the beginning of each Plan Year the Committee shall, in its sole discretion, establish Performance Criteria which will govern the Earned Incentive Awards for such Plan Year. The maximum Earned Incentive Award shall be equal to two times a Participants Target Award. The Committee may, in its discretion, reduce or eliminate the amount otherwise payable under an Earned Incentive Award as the Committee may deem appropriate. In no event shall any Participant receive an annual payment under any Earned Incentive Award in an amount exceeding $5 million.

6. Payment of Earned Incentive Awards. Earned Incentive Awards shall be payable in cash as soon as practicable following the end of the Plan Year and the determination by the Committee of the amount thereof. The Committee may, in its discretion, permit Participants to elect to defer payment of all or part of their Earned Incentive Awards.

7. No Right to Continued Employment. Nothing contained herein or in any Target Award or Earned Incentive Award shall be construed to confer on any executive any right to continue in the employ of the Company or any subsidiary or derogate from the right of the Company or any subsidiary to retire, request the resignation of, or discharge such executive at any time, with or without cause.

8. Withholding. If the Company or a subsidiary shall be required to withhold any amount by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of an Earned Incentive Award, the Company or a subsidiary shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder.

9. Non-transferability of Awards. No Target Award or Earned Incentive Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

10. Administration and Amendment of the Plan. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law.

11. Effective Date. This Plan shall become effective upon its adoption by the Board of Directors and shall be submitted to the shareholders of the Company for their approval. In the event that the Plan is not approved by shareholders within 12 months of its adoption by the Board of Directors, the Plan and any Target Awards or Earned Incentive Awards hereunder shall become null and void, notwithstanding any other provisions of the Plan to the contrary.

12. Final Issuance Date. No awards of annual incentive compensation shall be made under this Plan after December 31, 2007.